Exhibit (c)(3)

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PROJECT TUNDRA

[GRAPHIC]

PRESENTATION TO THE BOARD OF DIRECTORS

CONFIDENTIAL | MAY 12, 2003

PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION

[CREDIT SUISSE FIRST BOSTON LOGO]	[USBANCORP PIPER JAFFRAY(R) LOGO]

THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE FIRST BOSTON

CONFIDENTIAL

Table of Contents

1.	Marketing Process Summary

2.	Transaction Overview and Recommendation

Executive Summary

•             CSFB and Piper Jaffray (the “Financial Advisors”) are prepared to present a summary of the status of Project Tundra and to make a recommendation to the Board of Directors (the “Board”)

•             At the direction of the Board and after an extensive marketing process, the Company, along with its financial and legal advisors, entered into merger negotiations with Bidder T on May 8, 2003

•             On May 10, 2003 the Company concluded negotiations with Bidder T

•             Based on the negotiated terms of the proposed merger agreement, the Financial Advisors recommend that the Board enter into such merger agreement with Bidder T

1.        Marketing Process Summary

[GRAPHIC]

Marketing Process Overview

•             Following deliberations by the Board on the strategic direction of the Company, the Board approved the retention of Credit Suisse First Boston (“CSFB”) (and subsequently, Piper Jaffray) to assist the Company in considering its various strategic alternatives

•             In considering the various alternatives, the Company directed CSFB to investigate a potential sale of Tundra

•             On January 20, 2003, CSFB began contacting potential buyers

•             On January 21, 2003, Tundra publicly announced that it had retained CSFB to assist the Company in evaluating a variety of strategic alternatives

•             First phase preliminary indications of interest were due on February 19, 2003; however, several potential buyers continued to express interest well into the second phase of the marketing process

•             The Company initially received six proposals for a change of control transaction

•             Three additional preliminary proposals were submitted during the second phase of the process

•             The Company invited five parties to proceed into the second phase of the process

•             Tundra’s management team participated in management presentations for the potential buyers (and their respective financing sources) invited into the second phase

•             The potential bidders were invited to visit facilities and meet with Tundra’s regional managers. Potential buyers were provided access to a data room for approximately seven weeks

•             Tundra management and their advisors worked extensively to accommodate the due diligence requests from potential buyers

•             In addition, Tundra’s management continued to make itself available to participate in due diligence meetings to ensure that all parties had full access to the information necessary to value the Company

•             All buyers were provided equal access to information and management

•             The bid deadline for the second round was April 7, 2003; two proposals were received

•             Subsequent to the April 7, 2003 deadline, the Company, in conjunction with its advisors, worked with both parties to remove conditions from and otherwise improve bids

•             On May 7, 2003, the Board determined that Bidder T’s proposal was superior and instructed the Financial Advisors to begin negotiating with Bidder T

•             On May 10, 2003, the Company, with the assistance of its advisors, and Bidder T completed their negotiation of a definitive agreement

•             In summary, the marketing process has consisted of:

•             Contacting 96 potential buyers (85 financial sponsors and 11 strategic buyers)

•             Sending Confidentiality Agreements to 74 potential buyers (72 financial sponsors and two strategic buyers)

•             Receiving signed Confidentiality Agreements from and distributing Confidential Information Memoranda to 53 potential buyers (52 financial sponsors and 1 strategic buyer)

•             Receiving preliminary indications of interest from 9 interested parties (eight financial sponsors and one strategic buyer)

•             Inviting five parties (four financial sponsors and one strategic buyer) to participate in the second phase

•             Evaluating final proposals from two financial sponsors

•             Negotiating with Bidder T to reach agreement on a definitive merger agreement, subject to Board approval

Marketing Process Overview - Other

Toronto

•             During the marketing process, Toronto (an investment bank) approached the Company and its advisors with a proposal for an income trust structure

•             The Company held a series of phone conferences to evaluate the proposal and asked its Financial Advisors to work with Toronto to better understand the economics, process and associated risks

•             Tundra and its advisors held several phone calls, starting in mid-March, 2003

•             The Financial Advisors worked with Toronto bankers to refine the securities valuation; preliminary indication suggested the income trust structure could deliver between $2.06 and $3.51 per common share

•             On April 28, 2003, Toronto requested the Company pay expenses of up to $900K and a break-up fee (unspecified) to continue working

•             Final valuation of such security would be determined in the market

•             Toronto was not offering a “bought deal”

•             No such security has been issued in the U.S. (the first potential issuer is currently in SEC review)

Alpha

•             In early April, 2003, Alpha contacted the Company to discuss the current process and potential transaction between the two companies; CSFB informed Alpha that the current process was advancing and that Alpha would have to work quickly if they wished to pursue a transaction

•             Alpha was not prepared to enter into a customary standstill agreement as part of a confidentiality agreement

•             Alpha was unable to schedule a preliminary meeting with the Company until May 3, 2003, even after being informed that speed was critical if they were interested in moving forward

•             Subsequent to such meeting, Alpha requested (through CSFB) that Tundra make assurances that the process would remain open for long enough that they could submit a preliminary indication of value. Additionally, Alpha requested that, if such initial indication were acceptable, Tundra consider working exclusively with Alpha for at least two weeks

•             Alpha has made no indication on value or on their ability to provide certainty of financing for any transaction with Tundra

Summary of Final Proposals

	BIDDER C	BIDDER T
Equity Purchase Price of Final Bid	• $112.5 million in aggregate for all classes of stock(1) • Equivalent to $3.28 per share for Common Stock if Preferred Stock redeemed at par(1)	• $112.9 in aggregate for all classes of stock(2) • $3.30 per share of Common Stock • Assumes Preferred Stock is redeemed at par(2)

Preferred Stock	• Any discount achieved in the redemption of the Preferred Stock accrues to the Common Equity	• Any discount achieved in the redemption of the Preferred Stock accrues to the Common Equity

Enterprise Value of Final Bid	• $441.4 million(3)	• $441.9 million(3)

Structure	• Prefer a one-step merger; indicated willingness to explore the possibility of a tender offer	• One-step merger

Timing	• Offer open until 12pm CST, May 7, 2003 • Exclusivity period requested until May 31, 2003 • Targeted signing date for definitive agreement: May 31, 2003

•             Offer open until earlier of (i) May 9, 2003 or (ii) agreement between Tundra and a third party for a similar transaction

•             No exclusivity period requested

•             Targeted signing date for definitive agreement as soon as possible (estimated less than one week)

Management Proposal	• Verbal indication of management investment of $2.5 million - $3.5 million • Target total management equity ownership of 10% - 15%

•             Require employment agreements with senior management, as well as expect $3.5 million total equity roll-over from senior management

•             Employee stock option grants contemplated to enable management to achieve approximate aggregate pro forma equity ownership of 12%

Due Diligence Conditions	• Management, customer and supplier reference checks to be completed prior to signing definitive merger agreement	• Limited customer due diligence

(1)                        Assumes par value of Preferred Stock at July 31, 2003 is $43.4 million as per Company; based on 21,055,774 fully diluted shares outstanding; includes treasury method adjustments for outstanding options.

(2)                        Assumes par value of Preferred Stock at July 31, 2003 is $43.4 million as per Company, based on 21,069,000 fully diluted shares outstanding; includes treasury method adjustments for outstanding options.

(3)                        Proposed equity values plus costs associated with retiring/redeeming all debt and preferred stock ($372.3 million as of July 31, 2003).

	BIDDER C	BIDDER T
Other Conditions

•             Execution of necessary definitive documentation

•             Satisfactory execution of customary stockholders and registration rights agreements

•             Satisfactory agreement with MB Financial Bank, DNJ Capital LLC and DNJ Leasing to buyout Ice Factory and traditional merchandiser operating leases for no more than $10 million at closing

•             Mutually agreeable equity, equity incentives and compensation arrangements with management

• Execution of necessary definitive documentation • Mutually agreeable equity, equity incentives and compensation arrangements with management

Termination Fee	• 3% of Transaction Value (~$14.8 million)	• $12.5 million plus out-of-pocket expenses

Summary of Financing Proposal

•             Investor equity to be provided by Bidder C

•             Commitment letter provided by JP Morgan

•             LTM EBITDA at Closing greater than $60 million and Total Debt / LTM EBITDA not exceeding 4.8x

•             S&P and Moody’s minimum ratings requirements

•             Solvency opinion required

•             Environmental due diligence required

•             Customary conditions precedent, such as company and market Material Adverse Change outs

•             Representations and warranties customary for a transaction of this nature

•             Investor equity to be provided equally by Bidder T and Bidder B, the investment fund of a large investment bank

•             Commitment letter provided by CIBC

•             LTM EBITDA at Closing greater than $61 million and Total Debt / LTM EBITDA not exceeding 4.6x

•             Minimum equity capitalization at Closing of 35%

•             Customary conditions precedent, such as company and market Material Adverse Change outs

•             Representations and warranties customary for a transaction of this nature

Final Proposal Sources and Uses

Bidder C

($ in millions)

Uses:
Purchase All Classes of Equity	$112.5
Retire Existing Senior Debt	64.1
Retire Existing High Yield Notes	255.0
Provide for Accrued Interest	11.1
Buyout Operating Leases	10.0
Provide for Fees and Expenses	39.3
Total Uses	$492.0

Sources:
New Bank Revolving Loans(1)	$7.5
New Bank Term Loans	120.0
New High Yield Notes	180.0
Preferred Stock	147.6
Common Stock	36.9
Total Sources:	$492.0

Note:   Based on June 30, 2003 balance sheet.

(1)                        Amount drawn at closing of contemplated $40 million revolving credit facility.

Bidder T

($ in millions)

Uses:
Purchase Common Equity(1)	$69.5
Retire Existing Senior Debt	67.0
Retire Existing High Yield Notes	261.2
Provide for Accrued Interest	0.7
Redeem Existing Preferred Stock	43.4
Buyout Operating Leases	9.5
Management Change of Control Compensation	2.2
Provide for Fees and Expenses	25.5
Total Uses	$479.0

Sources:
New Bank Term Loans	$135.0
New Bank Revolving Loans(2)	4.5
New Notes or Bridge Facility	150.0
Equity Contribution	189.5
Total Sources:	$479.0

Note:   Based on July 31, 2003 balance sheet.

(1)                        Any shortfall may be made up by increase in Equity Contribution.

(2)                        Amount drawn at closing of contemplated new $35 million revolving credit facility.

Selection of Bidder T

•             Since last reviewed by the Board in late April, there have been no material developments with respect to other alternatives to a sale of the Company

•             By May 7, 2003, the Company had received “best and final” proposals from both bidders

•             Based on the following factors, on May 7, 2003, the Board asked the Financial Advisors to negotiate with Bidder T to reach a definitive agreement (subject to Board approval)

•             Offered a higher per share value ($3.30 versus $3.28)

•             Stated Bidder T’s ability to sign a definitive agreement in a very short period of time (less than one week)

•             No diligence conditions with the exception of very limited, narrowly-defined customer due diligence calls

•             Fewer conditions associated with Bidder T’s financing commitments

•             On May 8, 2003, the Company, its advisors and Bidder T met in Dallas to negotiate a definitive agreement; negotiations were concluded on May 12, 2003

2.        Transaction Overview and Recommendation

[GRAPHIC]

Transaction Overview

Merger Consideration

•             The per common share consideration shall be the greater of:

•             A) $3.50, or

•             B) $3.30 plus the per common share value of any preferred stock discount

•             The merger agreement “expiration” date is November 15, 2003.  The preferred stock purchase agreement with Banc of America Securities expires on September 15, 2003

•             Sale of the Company at the anticipated enterprise value would deliver a meaningful premium to the current market price of Tundra common stock

Premium to:	$3.50	$3.63
May 9, 2003	59.1%	65.0%
30-day average	75.0%	80.9%
CSFB engagement announced	191.7%	202.5%

•             The transaction will remove or substantially reduce several current risks faced by Tundra

•             Tundra’s current highly-levered capital structure makes a stand-alone debt refinancing very difficult

•             A structured equity investment substantial enough to refinance the balance sheet would be highly dilutive

Bidder T Valuation Overview

Bidder T’s offer of $3.63 for the Company represents the following:

Transaction Value Calculation

($ in millions)

Common Equity(1)	$76.6
Redeem Existing Preferred Stock(1)	36.4
Retire Existing Senior Debt	67.0
Retire Existing High Yield Notes	261.2
Provide for Accrued Interest	0.7
Transaction Value	$441.9

(1)                                  Represents $3.63 per common share; assuming the Bank of America preferred stock is redeemed at $0.77.

Transaction Multiple Analysis

	VALUE AS A MULTIPLE OF
	REVENUE		EBITDA		EBIT
2002A
Adjusted	—		7.0	x	14.5	x
Unadjusted	1.9	x	7.7	x	17.8	x

LTM
Adjusted	—		7.3	x	27.6	x
Unadjusted	1.9	x	8.0	x	42.4	x

2003E
Adjusted	—		6.8	x	10.5	x
Unadjusted	1.8	x	7.2	x	11.6	x

Summary of Financing Commitment

•             Bidder T has received commitment papers from CIBC World Markets Corporation (“CIBC”):

•             Up to $135 million term loan and approximately $4.5 million revolving loan (which may be increased by up to an additional $7 million to fund excess working capital)

•             $150 million Unsecured Senior Subordinated Notes

•             $150 million Unsecured Senior Subordinated Credit Facility (“Bridge Facility”) in the event the Notes are not issued on the Closing Date

•                  The commitment is subject to both a Company Material Adverse Effect condition and a Financial Markets condition as well as other customary conditions

•                  Company needs to demonstrate LTM EBITDA (as defined by CIBC) of at least $61.0 million as of the closing date as a condition of the term loan (LTM EBITDA, as defined, as of April 30, 2003 is approximately $62.5 million)

•                  CIBC will provide a maximum closing senior leverage of 2.25:1 and total leverage of 4.60:1 (using defined LTM EBITDA)

•                  Any shortfalls in the term loan created by LTM EBITDA (provided not less than $61.0 million) will be made up by additional equity contribution from Bidder T (up to a certain limit)

•                  Financing arrangements have no minimum ratings qualifications or environmental due diligence requirements or due diligence conditions

Summary Indicative Financing Timeline

WEEK(S) OF:	SENIOR CREDIT FACILITY	HIGH YIELD NOTES
May 12th	• Organizational Meeting	• Organizational Meeting

May 19th, May 26th & June 2nd	• Draft Confidential Information Memorandum (“CIM”)	• Draft Offering Memorandum (“OM”) • Draft Rating Agency Presentation (“RAP”)

June 9th & June 16th	• Finalize Term Sheets • Draft Lenders’ Presentation	• Finalize Rating Agency Presentation • Meet with Rating Agencies • Draft Roadshow Presentation

June 23rd	• Receive Ratings	• Receive Ratings

June 30th	• Print and Distribute CIM • Finalize Lender’s Meeting Presentation • Lenders’ Meeting	• Continue Drafting OM • Continue Drafting Roadshow Presentation

July 7th	• Credit Agreement Discussions	• Receive Final Interim Financials

July 14th	• Credit Agreement Discussions • Receive Lenders’ Commitments	• Finalize Description of Notes • Finalize OM • Finalize Roadshow Presentation

July 21st	• Final Allocation of Credit Facility and Distribution of Loan Documents to Lenders	• Print and Distribute OM • Sales Force Presentation • Kickoff Roadshow

July 28th	• Comments on Loan Documents Due from Lenders • Finalize Credit Agreement • Close and Fund Credit Facility	• End Roadshow • Pricing • Close and Fund Notes

Post-Closing		• File Registration Statement with SEC

Source: Bidder T.

Summary of Management Proposal

•             Senior managers will collectively purchase equity securities of Parent Company representing approximately 1.8% of the equity ($3.5MM)

•             Bill Brick, who will invest $2.3MM, will be allowed to reallocate up to $1.4MM of his equity commitment subject to the reasonable consent of the sponsors

•             Company will establish a stock option plan for management which will provide fee options totaling up to 10.2% of the fully diluted common equity of Parent

•             8.2% will be subject to time vesting and the remaining 2.0% will be subject to performance based vesting

•             The first $500K of management change of control bonus will be paid in restricted stock

•             Management investors will receive up to $135K in aggregate in cash at closing (signing bonus)

•             Management will continue to receive compensation and benefits in form and substance substantially similar to those that currently exist

•             Each management investor will be subject to both non-compete and non-solicitation / non-hire clauses

•             Both Bill Brick and Jim Weaver will continue to serve as members of the board of the Parent Company

Indicative Closing Timeline

DATE	TASK(S)
May 12th	Execute and Deliver Merger Agreement

May 13th – 30th	Preparation of Proxy Statement

May 30th	File Preliminary Proxy Statement with the SEC

June 9th	Expected Date for Receipt of SEC Comments

June 9th – 20th	Respond to SEC Comments

June 16th	Record Date for Shareholders Meeting

June 20th	File Definitive Proxy Statement with the SEC and Mail to Shareholders

July 21st	Shareholders Meeting

July 22nd	Closing

Review of Merger Agreement and Financial Advisors’ Recommendation

•             Akin, Gump, Strauss, Hauer and Feld LLP is prepared to present to the Board a summary of key terms of the merger agreement

•             A sale of the Company remains the most attractive strategic alternative for Tundra

•             The proposed merger agreement with Bidder T represents the most attractive proposal for the sale of the Company while allowing the Board to continue to exercise its fiduciary duties

•             The Financial Advisors recommend that the Board enter into the contemplated merger agreement with Bidder T

These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse First Boston

CSFB has adopted policies and guidelines designed to preserve the independence of its research analysts.  CSFB’s policies prohibit employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a research rating or price target, as consideration for or an inducement to obtain business or other compensation.  CSFB’s policies prohibit research analysts from being compensated for their involvement in investment banking transactions except to the extent such participation is intended to benefit investor clients.